Exhibit 10.6

NON-STATUTORY STOCK OPTION
Granted by
KVH Industries, Inc. (the “Company”)
Under the 2016 Equity and Incentive Plan

This Option is and shall be subject in every respect to the provisions of the Company’s 2016 Equity and Incentive Plan (the “Plan”), as amended from time to time, which is incorporated herein by reference and made a part hereof. The holder of this Option (the “Holder”) hereby accepts this Option subject to all the terms and provisions of the Plan and agrees that (a) in the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail, and (b) all decisions under and interpretations of the Plan by the Administrator shall be final, binding and conclusive upon the Holder and his or her heirs and legal representatives. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Plan.
1.    Name of Holder:
2.    Grant Date:

3.	Maximum number of shares of Stock
for which this Option is exercisable:
4.    Exercise (purchase) price per share:
5.    Payment method:
In cash or by certified or bank check or other instrument acceptable to the Administrator in an amount equal to the exercise price of the shares being purchased;
By a “cashless exercise” arrangement pursuant to which the Holder delivers to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company in an amount equal to the exercise price of the shares being purchased; provided that in the event the Holder chooses to pay the purchase price as so provided, the Holder and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or
with the consent of the Administrator, any of the other methods set forth in the Plan.

6.	Expiration Date of Option:

7.	Vesting Schedule:
8.    Termination of Employment. This Option shall terminate on the earliest to occur of:
(i)     the Expiration Date set forth at Section 6 above;

(ii)	the Holder’s Termination Date in the event of termination by the Company for Cause;

(iii)	three (3) months following the Holder’s Termination Date upon any termination other than for Disability, death or Cause; or

(iv)
twelve (12) months following the Termination Date upon termination for Disability or death, or if the Holder dies within three (3) months after his or her Termination Date upon any termination other than for Cause.

9.
Tax Withholding. The Company’s obligation to deliver shares upon exercise of this Option shall be subject to the Holder’s satisfaction of all applicable tax withholding requirements, including any federal, state and local income and employment tax withholding requirements.

10.
Notice. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered to the office of the Company, KVH Industries, Inc., 50 Enterprise Center, Middletown, RI 02842, Attention: President, or such other address as the Company may hereafter designate.

Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at his or her address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Holder at such address.
IN WITNESS WHEREOF, the parties have executed this Option, or caused this Option to be executed, as of the Grant Date.
KVH Industries, Inc.
By: ___________________________

The undersigned Holder hereby acknowledges receipt of a copy of the Plan and this Option, and agrees to the terms of this Option and the Plan.

______________________________
Holder